                                                                    Exhibit 99.1

                       TECHNOLOGY INVESTMENT CAPITAL CORP.
                         8 Sound Shore Drive, Suite 255
                               Greenwich, CT 06830
                     Tel: (203) 983-5275 Fax: (203) 983-5290

             TICC ANNOUNCES $13 MILLION TRANSACTION WITH 3001, INC.

Greenwich, CT - 10/04/2004 - Technology Investment Capital Corp. (NASDAQ: TICC)
announced today that it has completed a $13 million transaction with 3001, Inc., a leading provider of geospatial information solutions to U.S. federal, state and local governments, and commercial clients. TICC's investment consists of $10 million in senior notes and $3 million in preferred and common stock and supports the recapitalization of 3001 by company management and CM Equity
Partners.

ABOUT 3001, INC.
3001 is a leading single-source provider of geospatial data production and analysis, including airborne imaging, surveying, mapping, and Geographic
Information Systems (GIS), used for domestic and international civilian, defense, and intelligence initiatives, to develop and maintain public and private sector infrastructure, and to better understand the land and its resources. Please visit www.3001data.com for more information.

ABOUT CM EQUITY PARTNERS
CM Equity Partners is a private equity investment firm which makes investments in middle-market companies operating primarily in the United States and Canada.
CM Equity Partners is affiliated with Carl Marks & Co, Inc., one of the oldest merchant banking firms in the United States. Please visit www.cmequity.com for more information.

ABOUT TECHNOLOGY INVESTMENT CAPITAL CORP.
We are a publicly-traded business development company principally engaged in providing capital to small to mid-size technology-related companies. While the structures of our financings vary, we look to invest primarily in the non-public debt and equity of established technology-related businesses. Companies interested in learning more about financing opportunities should contact Barry
Osherow at (203) 661-9572 or visit our website at www.ticc.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words
"believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange
Commission. We undertake no obligation to update such statements to reflect subsequent events.